GeNOsys Announces Service Contract with the University of British Columbia

PROVO, Utah.—GeNOsys, Inc. today announced the signing of a Service Contract with the University of British Columbia (“UBC”).  The Service Contract is for a period of one year.  Under the Service Contract, UBC will conduct research at the UBC Department of Medicine, and the Vancouver Coastal Health Research Institute, which conducts and coordinates research in support of international programs for infectious disease control and prevention.  The research will be conducted under the direction of Dr. Yossef Av-Gay.  Dr. Av-Gay’s laboratory research is focused on the molecular pathogenesis of Mycobacterium tuberculosis (“TB”) and identification of new targets for drug therapy.  Dr. Av-Gay is universally recognized as one of the foremost authorities on TB.  He is sought after as a speaker and presenter at medical conferences around the world and has authored numerous publications. Dr. Av-Gay led the team that recently discovered that the TB bacteria protects itself in the human cell by secreting a protein in the  cell that disrupts the nitric oxide process the body normally uses to destroy invading bacteria.  This allows the TB bacteria to hide and multiply.  The results of this ground-breaking discovery were published in the May 2008 issue of Cell Press.  Dr. Av-Gay will lead the team conducting research on the treatment of TB with nitric oxide, utilizing the patented nitric oxide generator and the proprietary nitric oxide generating tablets manufactured by GeNOsys.  Dr. Av-Gay is a recognized expert and reviewer for projects related to TB drug development, which has a stated goal to eradicate TB.  There are more than ten million new cases of tuberculosis annually, causing more than three million deaths each year.  TB is the leading bacterial cause of human mortality in the world.

Clark M. Mower, Chairman of the Board of GeNOsys, said “We feel extremely fortunate to be able to contract with Dr. Av-Gay.  He is highly qualified and has won international respect and acclaim for his work with tuberculosis.  We look forward with great anticipation toward the results of his research utilizing our generator and nitric oxide delivery method and feel it will enable us, with documented laboratory research results, to advance toward animal and then clinical trials.  We are anxious to advance nitric oxide solutions to combat one of the world’s greatest health issues.”

GeNOsys Inc. (generated nitric oxide systems) is a medical research and development company specializing in pharmaceutical, biotechnical and medical gas generating systems. Nitric oxide gas will be one of the medical gases that will be generated along with various combinations of beneficial medical gases suitable for the control of human disease. GeNOsys management believes it can reduce regulatory time through the use of strategic suppliers. Distribution will be accelerated through the use of already existing distribution networks that currently sell related respiratory products. For further information, see the Company’s Website at: www.genosysusa.com.

This press release may contain forward-looking statements including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, changes in anticipated earnings of the company and other factors detailed in the company’s filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:

GeNOsys Inc., Provo

Michael Dancy, 801-746-3570

investor@geNOsysusa.com

Source: GeNOsys, Inc.